Exhibit 4.2
ScanSource, Inc.

Description of Securities

The following is a summary of the general terms and provisions of the common stock of ScanSource, Inc. (the “Company”). The description set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”) each of which is incorporated herein by reference and attached as an exhibit to the Company’s Annual Report on Form 10-K. You are encouraged to read the Articles of Incorporation, Bylaws, and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended from time to time (the “SCBCA”) for additional information.

Authorized Shares of Common Stock

The Company has 45,000,000 shares of authorized common stock, without par value. Authority is expressly granted to and vested in the directors to provide for the issue of common stock.

Common Stock

Voting Rights

Holders of common stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of common stock for a vote. Holders of common stock do not have cumulative voting rights. The election of directors requires the affirmative vote of the holders of at least a majority of the votes cast on the election of directors; provided, that if the number of director nominees to be considered at the vote exceeds the number of directors to be elected, each director shall be elected by a vote of the plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. With respect to election of directors, a majority of votes cast shall mean that the number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non votes” not counted as a vote cast either “for” or “against” that director’s election). Any other corporate action shall be authorized by a majority of the votes cast at the meeting unless otherwise provided by the SCBCA, the Articles of Incorporation, or the Bylaws.

Dividends

Subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share equally and ratably, based on the number of shares held, in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding series of preferred stock granted a liquidation preference upon its designation by the board of directors.

Absence of Other Rights

Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock issued by the Company.

Preferred Stock

Under the Articles of Incorporation, the Company is authorized to issue up to 3,000,000 shares of preferred stock in one or more series. As of June 30, 2024, no shares of preferred stock were issued and outstanding. The

Exhibit 4.2
Company’s board of directors is authorized to fix by resolution the designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each series of preferred stock, including, without limitation, the authority to fix the dividend rights, voting rights, conversion rights, and liquidation preferences of any wholly unissued series of preferred stock, and the number of shares constituting any such series.

Certain Provisions of the Articles of Incorporation, Bylaws and South Carolina Law

General

Certain provisions of the Articles of Incorporation, the Bylaws and the SCBCA may impact the rights of holders of common stock or have the effect of impeding the acquisition of control of the Company. These provisions are designed to reduce, or have the effect of reducing, the Company’s vulnerability to unsolicited takeover attempts.

Restrictions on Special Meetings

Under the Bylaws, special meetings of the shareholders may be called only by the Chief Executive Officer, the Chairman of the Board, or a majority of the directors. This provision may impede a shareholder who wishes to require the Company to call a special meeting of shareholders to consider any proposed corporate action.

Indemnification of Directors and Officers

Section 33-8-500 et seq. of the SCBCA provides the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. The SCBCA also mandates the indemnification of the Company’s directors, unless limited by a company’s articles of incorporation, who are wholly successful on the merits in the defense of any proceeding to which the director was a party because he or she is or was a director of the Company against reasonable expenses incurred by such director in connection with the proceeding. As permitted by the SCBCA, the Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in Section 33-8-330 of the SCBCA, or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

The Bylaws also provide the Company with the power and authority to the fullest extent legally permissible under the SCBCA to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives in certain circumstances (regardless of whether such proceeding is by or in the right of the Company) against all expenses, liabilities and losses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, that are suffered or reasonably incurred in connection with the person’s service. The Company’s Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons. However, such right is not exclusive of any other right which a director, officer or representative may have or acquire. Directors, officers, and representatives are further entitled to any respective rights of indemnification under any bylaw, agreement, vote of shareholders, insurance, provision of law, or otherwise, in addition to the indemnification rights outlined in the Bylaws. Unless a determination has been made that indemnification is not permissible, and upon receipt of any written affirmation required by the SCBCA from the director, officer or representative to be indemnified, the Company shall make advances and reimbursements for expenses incurred by such person in a proceeding upon receipt of an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification.

In addition, the Company maintains directors’ and officers’ liability insurance covering some liabilities for actions taken by directors and officers in their capacities as such.

Exhibit 4.2

South Carolina Anti-Takeover Law

South Carolina has two takeover-related statutes applicable to publicly held corporations organized under the laws of South Carolina. Article 1 of Chapter 2 of Title 35 of the South Carolina Code of Laws precludes an acquirer of the shares of a South Carolina public corporation who crosses one of three voting thresholds, 20%, 33 1/3%, or 50%, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Article 2 of Chapter 2 of Title 35 of the South Carolina Code of Laws restricts business combination transactions involving a South Carolina public corporation and a beneficial owner of 10% or more of its voting stock. Neither of these statutes applies to the Company because, as permitted by these statutes, the Company elected not to be covered by them and included a provision in the Articles of Incorporation reflecting that election.

However, the Articles of Incorporation expressly permit the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation, or sale of substantially all of the assets, or any similar extraordinary transaction, to consider: (i) all relevant factors, including without limitation the social, legal, and economic effects on the employees, customers, suppliers and other constituencies of the Company and its subsidiaries, on the communities and geographical areas in which the Company and its subsidiaries operate or are located and on any of the business and properties of the Company or any of its subsidiaries; and (ii) the consideration being offered, not only in relation to the then current market price for the Company's outstanding shares of capital stock, but also in relation to the then current value of the Company in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of the Company (including the unrealized value of its properties and assets) as an independent going concern.

Advance Notice for Shareholder Proposals and Nominations

The Bylaws contain advance notice provisions with respect to shareholder nominations of candidates for election as directors and any other business that the shareholder intends to bring at a meeting of shareholders.

Limitations on Shareholder Action by Written Consent

The SCBCA provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Listing

The Company’s common stock is listed on the NASDAQ under the symbol “SCSC.”